EXHIBIT 99(c)

[Lawrence Federal Savings Bank letterhead]

Dear ESOP Participant:

     On behalf of the Board of Directors, I am forwarding to you the attached green vote authorization form for the purpose of conveying your voting instructions to First Bankers Trust Services, Inc. (the “Trustee”) on the proposals presented at the Special Meeting of Stockholders of Lawrence Financial Holdings, Inc. (the “Company”) on      , 2005. Also enclosed is a Notice and Proxy Statement for the Company’s Special Meeting of Stockholders.

     As a participant in the Lawrence Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) you are entitled to vote all shares of Company common stock allocated to your account as of                   , 2005. As of                   , 2005, the ESOP Trust held       shares of Company common stock of which        shares have been allocated to participants’ accounts. These allocated shares of Company common stock will be voted as directed by the ESOP participants, so long as timely instructions from the participants are received by the ESOP Trustee. If you do not direct the ESOP Trustee as to how it should vote the shares allocated to your ESOP account, the ESOP Trustee will vote those shares in a manner calculated to most accurately reflect the instructions received from other participants.

     In order to direct the voting of the shares of Company common stock allocated to your ESOP account, please complete and sign the attached green vote authorization form and return it in the enclosed postage-paid envelope. The ESOP Trustee must receive your instructions by                   , 2005. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Lawrence Federal Savings Bank.

Sincerely,

Jack L. Blair President and Chief Executive Officer

Name:
Shares:

VOTE AUTHORIZATION FORM

     I understand that First Bankers Trust Services, Inc., the ESOP Trustee, is the holder of record and custodian of all shares of Lawrence Financial Holdings, Inc. (the “Company”) common stock allocated to me under the Lawrence Federal Savings Bank Employee Stock Ownership Plan. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Special Meeting of Stockholders to be held on                   , 2005.

     You are to vote my shares as follows:

1.	To approve and adopt the Agreement and Plan of Merger, dated as of October 12, 2004, by and between Lawrence Financial Holdings, Inc. and Oak Hill Financial, Inc., which provides, among other things, for the merger of Lawrence Financial with and into Oak Hill Financial.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AGREEMENT AND PLAN OF MERGER.

     The ESOP Trustee is hereby authorized to vote the shares allocated to me in its trust capacity as indicated above.

Date	Signature

Please complete, date, sign and return this form in the enclosed postage-paid envelope no later than                   , 2005.